UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: January 18, 2017

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska (State or other jurisdiction of incorporation)	91-0742812 (IRS Employer Identification No.)

2607 Southeast Blvd, Suite B211

Spokane, Washington  99223

(Address of principal executive offices, including zip code)

(509) 535-7367

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01

Regulation FD Disclosure.

Goldrich Mining Company (the “Company) announced production results for the 2016 mining season at its Chandalar placer mine (“Chandalar”) in Alaska.

Goldrich NyacAU Placer, LLC (“GNP”), a joint venture formed between Goldrich and NyacAU, LLC (“NyacAU”), produced 10,209 ounces of alluvial gold (equivalent to approximately 8,200 ounces of fine gold) during the 2016 mining season. Total revenue was over US$10 million. Total 2016 production represents an increase of 117% over the 2015 mining season.

Of the total pit material extracted this season, approximately 39% originated from lines 11 to 13. The original area of mineralized material previously delineated by Goldrich was from lines 1 to 11. This further supports the Company’s belief that gold mineralization extends further along strike and up the valley, potentially increasing in grade. During 2016, GNP surveyed the area beyond Line 11 and received a permit to mine lines 11 to 18.

Processing of pay gravel continued into late-September and preparations for the 2017 mining season were completed in mid-October. Production costs through the end of September totaled approximately $7.9 million, including equipment payments of $2.8 million. A breakdown of total 2016 production costs per ounce of fine gold produced is as follows:

Cash costs	$619
Equipment payments	$342
Total per ounce	$961

At the end of the production season in September, there were also general and administrative expenses of $797,000 and other expenses of $1,036,000. Final numbers concerning the total amount funded by NyacAU, cost of goods sold, and other expenses may change as Goldrich and NyacAU are currently in discussions concerning certain accounting items.

Per the terms of the joint venture operating agreement, GNP currently owes Goldrich approximately $1.3 million (1100 ounces X $1,150 per ounce) for the 2016 Minimum Production Requirement and approximately $1.4 million (1200 ounces X $1,150 per ounce) for the upcoming 2017 Minimum Production Requirement. The Minimum Requirement for 2018 will be determined based on the spot price of gold on December 1, 2017. Minimum Production Requirement payments for 2016, 2017 and 2018 are due by October 31, 2018.

NyacAu is to fund all initial capital expenditures and recoup these costs from production under terms of the joint venture operating agreement. To date, approximately $30.8 million has been invested in the joint venture for capital expenditures and working capital and approximately $7.0 million ($4.3 million in 2016, $2.5 million in 2015, and $0.2 million in 2013) has been paid back from revenue from operations.

According to the GNP operating agreement, on at least an annual basis, GNP shall allocate and distribute all revenue (whether in cash or as gold) generated from GNP’s placer operation in the following order:

1.

Current year operating expenses,

2.

Members’ distribution of 20% (10% to Goldrich and 10% to NyacAU) provided that, for so long as the loan (LOC2) to GNP from NyacAU for the purchase of a royalty is not paid in full, GNP shall retain 100% of Goldrich’s distribution to apply against the loan,

3.

After payment of operating expenses and the member’s distribution of 20%, GNP will apply any remaining revenue to reduce the remaining balance of the loan from NyacAU to GNP for the development of the mine (LOC1),

4.

Reserves for future operating expenses and capital needs, not to exceed $3,000,000 in any year, and

5.

Member distributions of any remaining gold production on a 50:50 basis to each of NyacAu and Goldrich provided that, for so long as LOC2 is not paid in full, GNP shall retain 100% of Goldrich’s distribution to apply against the loan.

A copy of the September 2, 2016 press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in this report, including the exhibits attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.

Description

99.1

Press Release, January 18, 2017.*

       * Furnished to, not filed with, the SEC pursuant to Item 7.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: January 19, 2017	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer